Exhibit 23.6

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated June 17, 2021, with respect to the financial statements of Deployable Space Systems, Inc. as of December 31, 2020 and for the year then ended contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Plante & Moran, PLLC

Denver, Colorado

July 6, 2021